Exhibit 12.1


DELUXE CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


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                                                   THREE MONTHS                     YEAR ENDED DECEMBER 31,
                                                      ENDED                         -----------------------
                                                    MARCH 31,
                                                      2001         2000          1999          1998          1997          1996
                                                      ----         ----          ----          ----          ----          ----
Earnings:
---------

Income from continuing operations before
  income taxes                                       $ 67,988      $273,429      $322,582      $256,305      $147,682      $111,914

Interest expense (excluding capitalized interest)       1,438        10,837         7,620         8,040         7,289         9,406

Portion of rent expense under long-term operating
 leases representative of an interest factor              780         3,520         7,728         8,859         8,732         9,365

Amortization of debt expense                               53           464           263           122           122           121
                                                     --------      --------      --------      --------      --------      --------

TOTAL EARNINGS                                       $ 70,259      $288,250      $338,193      $273,326      $163,825      $130,806


Fixed charges:
--------------

Interest expense (including capitalized interest)    $  1,438      $ 10,837      $  8,693      $  9,431      $  8,209      $ 10,735

Portion of rent expense under long-term operating
  leases representative of an interest factor             780         3,520         7,728         8,859         8,732         9,365

Amortization of debt expense                               53           464           263           122           122           121
                                                     --------      --------      --------      --------      --------      --------

TOTAL FIXED CHARGES                                  $  2,271      $ 14,821      $ 16,684      $ 18,412      $ 17,063      $ 20,221


RATIO OF EARNINGS TO FIXED CHARGES                       30.9          19.4          20.3          14.8           9.6           6.5
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